UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2015

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

14755 Preston Road, Suite 105, Dallas, TX	75254
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

___________________________________________________________

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 6, 2015, the Financial Industry Regulatory Authority, Inc. announced on the Daily List the 1:100 reverse stock split followed by a 10:1 forward split for SWK Holdings Corporation (OTCQB: SWKH) (“SWK” or the “Company”).

The Company’s common stock will trade on OTCQB on a post-split basis under CUSIP number 78501P 203 on the opening of trading on October 7, 2015. For a period of 20 business days the common stock will trade under the ticker symbol “SWKHD” after which point the ticker symbol will revert to “SWKH.”

As previously announced by the Company every 100 shares of the Company's issued and outstanding common stock were automatically combined into one issued and outstanding share of common stock, with no change in par value per share. Holders with less than 100 shares of common stock had their shares cancelled in the reverse stock split and have the right to receive cash in lieu of such shares. The Company then implemented a forward stock split pursuant to which shareholders received 10 shares of common stock for each share of common stock held. No fractional shares will be issued in connection with the forward stock split.

Computershare will mail a Letter of Transmittal and other documentation that will need to be completed and returned to Computershare in order to receive your post–split shares and any cash in lieu of a fractional share that you are entitled to receive in exchange for your pre-split shares of common stock.

If you hold any of your shares of common stock in uncertificated or “book-entry” form, you do not need to take any action because your pre-split shares of common stock will be converted automatically into post-split shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: October 6, 2015

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